FORM 51-101F4
NOTICE OF
FILINGS OF 51-101F1 INFORMATION
On March 13, 2019, TransGlobe Energy Corporation (“TransGlobe”) filed its reports under section 2.1 of National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities, which can be found for viewing by electronic means in TransGlobe’s Annual Information Form for the year ended December 1, 2018 dated March 13, 2019 under TransGlobe’s profile on SEDAR at www.sedar.com